Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-108780 of Hines Real Estate Investment Trust, Inc. on Form S-11 of our report on the consolidated financial statements of Hines Real Estate Investment Trust, Inc. and Subsidiaries as of December 31, 2003 and for the period from August 5, 2003 to December 31, 2003 dated February 24, 2004 and our reports dated April 2, 2004 related to the statements of revenues and certain operating expenses for 425 Lexington Avenue, New York, NY, 499 Park Avenue, New York, NY, 1200 19th and M Street NW, Washington, D.C., for the period from August 19, 2003 to December 31, 2003 (which reports on the statements of revenues and certain operating expenses express unqualified opinions and include explanatory paragraphs referring to the purpose of the statements), appearing in the Prospectus, which is a part of this Registration Statement. We also consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-108780 of Hines Real Estate Investment Trust, Inc. on Form S-11 of our report dated December 3, 2004 related to the statements of revenues and certain operating expenses for 55 Second Street and 101 Second Street, San Francisco, California for the years ended December 31, 2003, 2002 and 2001 (which report on the statements of revenues and certain operating expenses expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statement), appearing in the Prospectus, which is a part of this Registration Statement and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 22, 2005